Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – November 5, 2012 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal first quarter ended September 30, 2012. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Standard Time to discuss the financial results and provide an update on the company’s business.

“We have trained new key distributors in Europe covering seven countries, one of the final steps in our efforts to commercialize our MicroCutter XCHANGE™ 30 in these markets,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “As we look toward shipping commercial units in the selected European countries, we will begin to book sales in the current quarter with our primary commercial efforts focused on ensuring that all surgeons using the device have positive experiences and continue to use the XCHANGE 30 routinely in their clinical practice beyond the initial training procedures.”

“The European clinical trial continues to add patients, with a targeted enrollment completion date in the first quarter of calendar 2013. Beyond commercial sales and the trial, we remain committed to training key opinion leaders in select European hospitals to build awareness and demand for our MicroCutter device over the longer-term.”

Recent Highlights and Accomplishments
•
Trained sales representatives from medical device distributors on the features and benefits of the XCHANGE 30. These distributors will be responsible for Italy, Benelux, Germany, Austria, Switzerland and the United Kingdom;

•
Completed over 500 deployments in more than 185 procedures with the XCHANGE 30 device since April 2012, including procedures such as appendectomies, vascular transections, intestinal and lung resections;

•	Enrollment in the European clinical trial for the MicroCutter cutting/stapling device is now up to 81 of the 160 patients that Cardica plans to enroll at five active centers throughout Germany;
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 29,600 units, with 1,136 units shipped in the fiscal 2013 first quarter; and,
•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,300, with 200 units shipped in the fiscal 2013 first quarter.

Fiscal 2013 First Quarter Ended September 30, 2012 Financial Results
Total product sales were approximately $0.8 million for both the fiscal 2013 and fiscal 2012 first quarters. License and development revenue was $84,000 for both the fiscal 2013 and fiscal 2012 first quarters. License and development revenue for both periods was related to the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for both the fiscal 2013 and fiscal 2012 first quarters.

Cost of product sales was approximately $0.6 million for the fiscal 2013 first quarter compared to $0.8 million in the same period of fiscal 2012. The lower cost of product sales in the first quarter of fiscal year 2013 compared to the comparable quarter last year was primarily due to a portion of manufacturing overhead charged to research and development expense for the production of MicroCutter XCHANGE 30 devices.

Research and development expenses were approximately $2.6 million for the fiscal 2013 first quarter compared to $1.6 million in the same period of fiscal 2012. The increase in R&D expense for the fiscal 2013 first quarter is due to a number of devices made for distributor training, product testing and deployments within and outside of the ongoing European clinical trial. Selling, general and administrative expenses were $1.7 million for the fiscal 2013 first quarter compared to $1.5 million for the same period of fiscal 2012.

The net loss for the fiscal 2013 first quarter was approximately $4.1 million, or $0.11 per share, compared with a net loss of approximately $3.1 million, or $0.11 per share, in the fiscal 2012 first quarter.

Cash and short term investments as of September 30, 2012, were approximately $11.2 million compared with $14.6 million at June 30, 2012. As of September 30, 2012, there were approximately 36.9 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-700-6293 from the United States and Canada or 617-213-8835 internationally. The conference ID is 95329217. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through November 12, 2012, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 47816932.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 42,900 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a five-millimeter shaft diameter that is commercially available in the European Union, and the Cardica MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device. Both MicroCutter devices are designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
The statements in this press release regarding Cardica’s expectation that it will begin to book sales in the last three months of calendar 2012 and its plans to enroll patients at five centers throughout Germany are "forward-looking statements." The words “will” and “plan” are intended to identify these forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30; that Cardica may not complete the development of its planned MicroCutter product line on its anticipated timeframe, or at all, due to regulatory, technical, manufacturing or financial difficulties; that Cardica products may face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful to maintain sales in the cardiac business; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2012. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2012	2011
	(unaudited)
Revenue
Product sales, net	$782	$767
License and development revenue	84	84
Royalty revenue	19	19
Total	885	870

Operating costs and expenses
Cost of product sales	632	827
Research and development	2,552	1,557
Selling, general and administrative	1,735	1,541
Total operating costs and expenses	4,919	3,925

Loss from operations	(4,034)	(3,055)
Interest and other income	5	-
Interest expense	(111)	-
Net loss	$(4,140)	$(3,055)

Basic and diluted net loss per share	$(0.11)	$(0.11)

Shares used in computing basic and diluted net loss per share	36,723	26,806

Balance Sheets
(amounts in thousands)

	September 30,	June 30,
	2012	2012
Assets	(unaudited)
Cash and cash equivalents	$11,206	$14,645
Accounts receivable	388	299
Inventories	665	576
Other assets	2,922	2,622
Total assets	$15,181	$18,142

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,002	$1,860
Deferred revenue	2,306	2,390
Long term debt	2,592	2,532
Total stockholders' equity	8,281	11,360
Total liabilities and stockholders' equity	$15,181	$18,142